Exhibit 10.5

DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

DC SERP for Consumers Energy Company

Amended 12/21/2023 Effective 1/1/2024

DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The objective of the Defined Contribution Supplemental Executive Retirement Plan (the "Plan") is to attract and motivate top level executives, including those recruited in mid to late- career levels. The Plan is designed to provide additional retirement income to supplement that provided under the applicable Qualified Plans.

The original effective date of the Plan was April 1, 2006. Employees are eligible to participate in the Plan if hired into or promoted to a Covered Executive Position on or after April 1, 2006. The Plan is amended effective January 1, 2024.

ARTICLE I
DEFINITIONS

The following terms shall have the respective meanings set forth below when used in the Plan unless the context clearly indicates otherwise.

1.1"Account" or "Account Balance" means the notional amount credited to a Participant or beneficiary in accordance with the provisions of the Plan.

1.2"Annual Compensation Limit" means the amount as determined annually by the Secretary of the Treasury pursuant to Code §401(a)(17) above which annual compensation is disregarded for Qualified Plans. The Annual Compensation Limit for the 2023 calendar year is $330,000.00.

1.3"Board" means the Board of Directors of the Company.

1.4"Code" means the Internal Revenue Code of 1986, as amended.

1.5"Company" means Consumers Energy Company and an employer that is sufficiently affiliated with Consumers Energy Company under Code §414(b), (c), or (m) to be able to participate in the same benefit plan pursuant to the Code and be treated as a single employer for purposes of the Code.

1.6"Company Contribution" means the amount, which is a notional amount, contributed by the Employer on behalf of a Participant in accordance with Article Ill. Company Contributions for a Plan Year shall mean the amount contributed by the Employer with respect to the Compensation and Incentive Compensation earned by the Employee during that Plan Year.

1.7"Compensation" means a Participant's regular salary from the Employer, before any adjustment for deferrals under any deferred compensation plan of the Company, any reductions for contributions to the Savings Plan, any reductions under any welfare benefit plan or deductions for taxes or other withholdings, but excluding any bonus, imputed income, incentive, or other premium pay.

1.8"Covered Executive Position" means a position with the Company in which (a) the Employee is classified as an Executive Director and above, or (b) held a position in which the Employee was classified as a Salary Grade 24 or above immediately prior to the Company's July 1, 2023 adoption of Career Stream Job Levels subject to the limitations at paragraph 2.3.

1.9"Date Certain" means a month and year elected by the Participant.

1.10"DB SERP" means the Defined Benefit Supplemental Executive Retirement Plan. The DB SERP

Plan is closed for new participants as of April 1, 2006.

1.11"Employee" means any person, employed by the Company in a Covered Executive Position, and on the payroll and employment records system as an employee (excluding consultants, advisors, and independent contractors).

1.12"Employer" means the entity within the Company that employs the Participant.

1.13"Incentive Compensation" means an amount paid to a Participant in a Plan Year under the terms of the Annual Employee Incentive Compensation Plan or the Annual Officer Incentive Compensation Plan. Incentive Compensation earned during a Plan Year includes amounts of Incentive Compensation deferred at the election of the Participant.

1.14"Later of Event" means the later of (a) the date of the SFS Event, or (b) a Date Certain that is elected by the Participant.

1.15"Participant" means any Employee who meets or met the eligibility requirements of the Plan and for whom Company Contributions are made or were previously made under the Plan which have not been distributed.

1.16"Payment Event" means the time upon which the Participant may receive the benefits deferred under the Plan as described in Section 6.1.

1.17"Payment Term" means the form and duration of any payment made to a Participant or beneficiary as described in Section 6.2.

1.18"Plan" means this Defined Contribution Supplemental Executive Retirement Plan.

1.19"Plan Administrator" means the Benefit Administration Committee as selected by the Chief Executive Officer and Chief Financial Officer of the Company to manage the Plan.

1.20"Plan Record Keeper" means the person(s), or entity named as such by the Plan Administrator.

1.21"Plan Year" means January 1 to December 31 of a calendar year.

1.22"Post-2015 Company Contributions" means Company Contributions with respect to Compensation and Incentive Compensation for Plan Years beginning after 2015, together with related earnings.

1.23"Pre-2016 Company Contributions" means Company Contributions with respect to Compensation and Incentive Compensation for Plan Years beginning before 2016, together with related earnings.

1.24"Qualified Plan" means a pension plan providing benefits for a broad group of employees and meeting the requirements for a qualified plan under the Code.

1.25"Savings Plan" means the Consumers Energy Company Employees' Savings Plan.

1.26"Separation from Service" means an Employee retires or otherwise has a separation from service from the Company as defined under Code §409A and its implementing Treasury Regulations. The Plan Administrator shall determine, consistent with the requirements of Code §409A and its implementing Treasury Regulations, to what extent a person on a leave of absence, including on paid sick leave pursuant to Company policy, has incurred a Separation from Service. Notwithstanding the above, a Separation from Service shall occur consistent with the requirements of Code §409A and Treasury Regulation §1.409A-l(h) when it is reasonably anticipated that the future level of bona fide services provided by the Employee (whether as an employee or as an independent contractor) will be no more than 45% of the average level of bona fide services performed by the Employee (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of service if less than 36 months).

1.27"SFS Event" means a Separation from Service for any reason other than death.

ARTICLE II
ELIGIBILITY AND ENROLLMENT

2.1Initial Eligibility and Enrollment. Any Employee in a Covered Executive Position who is not a participant in the DB SERP shall be eligible for the Plan and become a Participant as of their date of hire or promotion to a Covered Executive Position. Enrollment into the Plan is automatic upon eligibility to participate.

2.2Mandatory Retirement. Any Employee in a Vice President or above position who is covered under this Plan must retire and incur a Separation from Service at age 65 unless such Employee is specifically asked in writing, not less than six months prior to turning age 65, to remain as an active Employee by the Compensation and Human Resources Committee of the Board. The request shall be for a one-year period but may be renewed each subsequent year at the discretion of the Compensation and Human Resources Committee of the Board, or any successor committee. This provision will apply only to the extent that it is consistent with §631© of the Age Discrimination in Employment Act and other applicable laws.

2.3Participant Eligibility Under 1.8(b). All participants who are eligible for the Plan under the definition at paragraph 1.8(b) will remain eligible through January 31, 2024. As of February 1, 2024, any Participant who is eligible for the Plan under the definition at paragraph 1.8(b) who, on or after July 1, 2023, retires or goes into a different job (voluntarily or involuntarily) will become immediately ineligible for the Plan. Such Participant will only become eligible for future participation in the Plan by meeting the requirements of the definition at paragraph 1.8(a).

ARTICLE Ill
COMPANY CONTRIBUTION

3.1Contribution Amounts. The Plan is a defined contribution non-qualified deferred compensation plan. The benefit provided under the Plan is equal to the Company Contributions to the Participant Account as well as the gains or losses attributable to the performance of the investments selected by the Participant. Company Contributions shall be credited to the Participant Account not less frequently than annually and shall be determined based upon the Participant's employment status as of the date the Company Contribution is credited to the Participant Account. Company Contributions shall be based upon the Participant's job title, Compensation, and Incentive Compensation as follows:

(a)Participants in the position of Executive Director or Associate Vice President and those who qualify under the definition at paragraph 1.8(b), subject to paragraph 2.3, shall be eligible to receive a Company Contribution for a Plan Year equal to the sum of (i) 5% of their Compensation earned during the Plan Year in excess of the Annual Compensation Limit, and (ii) 5% of any Incentive Compensation earned by the Participant during the Plan Year.

(b)Participants in the position of Vice President or Senior Vice President shall be eligible to receive a Company Contribution for a Plan Year equal to the sum of (i) 5% of their Compensation earned during the Plan Year up to the Annual Compensation Limit, and (ii) 10% of Compensation earned during the Plan Year in excess of the Annual Compensation Limit, and (iii) 10% of any Incentive Compensation earned during the Plan Year.

(c)Participants in the position of Executive Vice President prior to May 1, 2019 shall be eligible to receive a Company Contribution for a Plan Year equal to the sum of (i) 10% of Compensation earned during the Plan Year up to the Annual Compensation Limit, and (ii) 15% of Compensation earned during the Plan Year in excess of the Annual Compensation Limit, and (iii) 15% of any Incentive Compensation earned by the Participant during the Plan Year.

(d)Participants hired or promoted into the position of Executive Vice President or CEO on or after May 1, 2019 shall be eligible to receive a Company Contribution for a Plan Year equal to the sum of (i) 10% of Compensation earned during the Plan Year up to the Annual Compensation Limit, and (ii) 10% of Compensation earned during the Plan Year in excess of the Annual Compensation Limit, and (iii) 10% of any Incentive Compensation earned during the Plan Year.

ARTICLE IV
INVESTMENTS

4.1Designation of Investments. The Participant shall specify the percentage of the Company Contribution to be treated as if invested among the various options available as investment funds under the Plan. A Participant who already has deferred amounts under a nonqualified deferred compensation plan of the Company will automatically have their existing investment profile apply to the Company Contribution.

All determinations of the available investments by the Plan Administrator are final and binding upon the Participants. If a Participant fails to make an investment election, then such amounts shall be accounted for as if contributed to the Target Date Fund (as that term is defined in the Savings Plan) with a date that is applicable to the Participant's aged 65, rounded up, or such other investments as determined by the Plan Administrator.

4.2Changes in Investment Elections. All investment elections may be changed prospectively at the Participant's election at any time prior to the payment of the benefit subject to any applicable restrictions imposed by the Plan Administrator, the Plan Record Keeper and/or by any applicable laws and regulations.

4.3Determination of Investment Earnings. All gains and losses will be based upon the performance of the investments selected by the Participant from the date any Company Contribution is first credited to the Participant Account. If the Company elects to fund the Accounts for its convenience as described in Section 8.5, then investment performance will be based on the balance in the Participant Account pursuant to the customary procedures of the Plan Record Keeper.

ARTICLE V
VESTING AND RECOUPMENT

5.1Vesting. All Company Contributions and related earnings with respect to Plan Years 2018 and earlier of each Participant shall be fully vested effective May 1, 2019, regardless of the Participant's age or time of service. Effective January 1, 2019, Company Contributions and related earnings for Plan Years 2019 and thereafter shall be fully vested only upon the Participant's: (i) completion of five (5) full years of service while a Participant (including any service as a participant under the DB SERP); and (ii) attainment of age 55. Notwithstanding the above, if a Participant incurs a "disability"', as that term is defined under Code §409A and its implementing Treasury Regulations, then such Participant shall vest in the entire Account Balance as of the date of disability. The Account Balance shall vest in full upon the Participant's death or the mandatory retirement under Section 2.2.

The Participant's Account Balance shall be reduced by an amount equal to the Employee's share of any applicable FICA and FUTA taxes in accordance with the applicable Treasury Regulations under Code §409A. To the extent required by applicable law, the Participant shall be imputed with income for the value of the taxes paid through the reduction of the Account Balance.

5.2 Recoupment. Any and all Company Contributions are also subject to recoupment as required by applicable law.

ARTICLE VI
PAYMENT OPTIONS

6.1Payment Events. The Plan provides for payment of vested benefits as follows or as otherwise specified in this Plan document:

(a)For Plan Years Before 2019. Except as provided below, payment will be made upon a SFS Event. Payment shall be made, or begin, in January of the year following Separation from Service or, if later, the seventh month after the month of Separation from Service. Later payments in a series of annual installment payments, if any, will be paid in January of the succeeding years.

Participants may elect, to the extent provided in Section 6.3 with respect to Company Contributions for 2016 and subsequent Plan Years, that such payment will be made, or begin, upon the Later of Event. If payment is made upon Separation from Service, it will be made, or begin, in January of the year following Separation from Service or, if later, the seventh month after the month of Separation from Service. Later payments in a series of annual installment payments, if any, will be paid in January of the succeeding years.

(b)For Plan Years After 2018. Except as provided below, payment will be made upon a SFS Event. Payment will be made, or begin, the seventh month after the month of Separation from Service. Later payments in a series of annual payments, if any, will be paid in the same month of the succeeding years.

Participants may elect, to the extent provided in Section 6.3 that such payment will be made, or begin, upon the Later of Event. If payment is made upon Separation from Service, it will be made, or begin, the seventh month after the month of Separation from Service. Later payments in a series of annual payments, if any, will be paid in the same month of the succeeding years.

6.2Payment Term.

(a)With respect to Pre-2016 Company Contributions, payment shall be made in a single lump sum.

(b)With respect to Post-2015 Company Contributions, the Plan provides for payment as follows:

(i)Unless otherwise elected by the Participant under Section 6.3, the payment method for the Company Contributions for each Plan Year shall be a series of annual installment payments over five (5) consecutive years. Each installment payment shall be equal to a fractional amount of the payable Account Balance, the numerator of which is one and the denominator of which is the number of installment payments remaining. Each payment in the series to the Participant, because earnings will be credited over different periods of time, may differ in amount.

(ii)Participants may elect, to the extent provided in Section 6.3 with respect to Company Contributions for 2017 and subsequent Plan Years, to receive payment of the Company Contributions for a Plan Year in (I) a single lump sum, or (II) a series of annual payments over a period from two (2) years to fifteen (15) consecutive years in lieu of the default payment method set forth in Section 6.2(b)(i). If installment payments are elected, each installment payment shall be equal to a fractional amount of the payable Account Balance, the numerator of which is one and the denominator of which is the number of installment payments remaining. Each payment in the series to a Participant, because earnings will be credited over different periods of time, may differ in amount.

6.3Payment Elections. To the extent determined by the Plan Administrator and in compliance with Code §409A, Participants shall be permitted, but not required, to make irrevocable annual payment elections with respect to Company Contributions (and related earnings) for 2017 and all subsequent Plan Years. Any payment election with respect to the Company Contributions for any Plan Year must be made by the Participant no later than the December 31 of the prior Plan Year and shall become irrevocable at that time. A payment election must be filed in accordance with procedures prescribed by the Plan Administrator.

Any payment election with respect to the Company Contributions for a Plan Year must specify a payment time and payment term as provided in Sections 6.1 and 6.2. A payment election filed with respect to the Company Contributions for a Plan Year shall be effective for that Plan Year and for all subsequent Plan Years (in which case such election shall become irrevocable for each succeeding Plan Year on December 31 of the prior Plan Year) until changed by the Participant.

Any Post-2015 Company Contributions to which no payment election applies under this Section 6.3 (i.e., Company Contributions for the 2016 Plan Year and any subsequent Plan Year for which a Participant does not have an election in effect) shall be paid upon Separation from Service as set forth in Section 6.1(a) and in a series of annual payments over five (5) consecutive years as set forth in Section 6.2(b)(ii).

6.4Changes in Payment Options. Subsequent changes to the original payment options that would otherwise accelerate the receipt of benefits from the Plan are not permitted, except that the Plan Administrator may at its sole discretion elect to accelerate payments to the limited extent permitted by Code §409A and applicable Treasury Regulations.

A subsequent election by a Participant to change the payment options with respect to any Company Contributions can be made when all of the conditions set forth below are satisfied and solely in accordance with the applicable requirements of Code §409A. A subsequent election must be made on an election form provided by the Plan Administrator and must be filed in accordance with procedures prescribed by the Plan Administrator. A subsequent election must specify the new payment terms for each election (including, as applicable, the payment form, payment date or commencement date and payment schedule), which terms must comply with all applicable requirements under Code §409A and all conditions below.

For purposes of applying the conditions below, with respect to Pre-2016 Company Contributions and related earnings, the right to a series of installment payments shall be treated as a right to a single payment for purposes of Code §409A and any applicable Treasury Regulations. With respect to Post-2015 Company Contributions and related earnings, the right to a series of annual installment payments shall be treated as a right to a series of separate payments for such purposes.

The conditions for subsequent elections are as follows:

(a)such election may not take effect until at least twelve (12) months after the date on which the election is made.

(b)    the payment(s) with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been made or, in the case of installment payments with regard to Pre-2016 Company Contributions, five (5) years from the date the first installment was scheduled to be paid; and

(c)    such election must be made not less than twelve (12) months before the date the payment was previously scheduled to be made (or, in the case of installment payments with regard to Pre-2016 Company Contributions, twelve (12) months before the first installment was scheduled to be paid).

Subject to the applicable conditions in this Section 6.4, with respect to all Company Contributions, including Pre-2016 Company Contributions: (i) a subsequent election regarding a prior SFS Event can specify either a new SFS Event or a Later of Event; and (ii) a subsequent election regarding a prior Later of Event election can specify a new Later of Event.

Any subsequent election with respect to the payment of Pre-2016 Company Contributions must apply to all Pre-2016 Company Contributions. When making a subsequent election with respect to the payment of Pre-2016 Company Contributions, the Participant may elect to receive either a single sum or a series of annual installment payments over a period from two (2) years to fifteen (15) consecutive years. If installment payments are elected, each installment payment shall be equal to a fractional amount of the Account Balance, the numerator of which is one and the denominator of which is the number of installment payments remaining. For example, a series of five installment payments will result in a benefit payment equal to one fifth of the original Account Balance (i.e., all Pre-2016 Company Contributions and related earnings) for the first installment, one fourth of the remaining Account Balance for the second installment, one third of the remaining Account Balance for the third installment, one half of the remaining Account Balance for the fourth year and in the fifth installment the remaining Account Balance is paid in full. Each installment, because of gains and losses, may not be identical to the prior installment.

When making a subsequent election with respect to the payment of any Post-2015 Company Contributions, the Participant may make a separate election with respect to each separate payment, provided that such election must result in all of the Company Contributions for the Plan Year with related earnings being paid in a single sum or in a series of annual payments over a period from two (2) to fifteen (15) consecutive years.

6.5Payment to Specified Employee. If a Participant is determined to be a "specified employee" as defined in Code §409A and its implementing Treasury Regulations at the time of their SES Event, then pursuant to Treasury Regulation §1.409A-3(i)(2) (to the extent applicable), such applicable payment or benefit shall not be paid until the date following the six-month anniversary of the Participant's SES Event or, if earlier, on the Participant's death.

6.6Payment Upon the Death of the Participant. In the event of the death of a Participant prior to the start of any payments under the Plan, the Participant's named beneficiary shall receive the entire Account Balance under the Plan within ninety (90) days following the death of the Participant. In the event of the death of a Participant after commencing payment of benefits, the Participant's named beneficiary shall receive the remaining Account Balance in a single sum within ninety (90) days following the death of the Participant. If the Participant fails to name a beneficiary, the Account Balance will be paid in a single sum to their estate within ninety (90) days following the death of the Participant. In no event may any recipient designate a year of payment for an amount payable upon the death of the Participant.

ARTICLE VII
NON-ALIENIATION OF BENEFITS

Except as may be required by a domestic relations order as described under Code §414(p)(1)(B), in no event shall the Plan Administrator pay or assign over any part of the interest of a Participant, or their beneficiary, which is payable, distributable or credited to their Account, to any assignee or creditor of such Participant or their beneficiary. Prior to the time of distribution, a Participant, their beneficiary or legal representative shall have no right by way of anticipation or otherwise to assign or otherwise dispose of any interest which may be payable, distributable, or credited to the Account of the Participant or their beneficiary under the Plan, and every attempted assignment or other disposition of such interest in the Plan shall not be merely voidable but absolutely void.

ARTICLE VIII
ADMINISTRATION OF PLAN

8.1Plan Administrator. The Plan Administrator shall have authority to take necessary actions to implement the Plan and is granted full discretionary authority to apply the terms of the Plan, make administrative rulings, interpret the Plan, and make any other determinations with respect to all aspects of the Plan. Any Participant with a claim under the Plan must make a written request within sixty (60) days to the Plan Administrator for a determination on the claim. If the claim involves a benefit or issue relevant to an individual who has been appointed to the Benefit Administration Committee, the individual so affected shall not participate in any determination on such issue. The Plan Administrator may hire such experts, accountants, or attorneys as it deems necessary to decide and may rely on the opinion of such persons. The Plan Administrator shall notify the Participant of its determination in writing within sixty (60) days of the claim unless the Plan Administrator advises the Participant that it requires additional time (not to exceed 90 days) to complete its investigation. The Participant may, within sixty (60) days from the date the determination was mailed to the Participant, request a redetermination of the matter, and provide any additional information for the Plan Administrator to consider in its redetermination. The Plan Administrator will issue its opinion within sixty (60) days of the request for redetermination unless the Plan administrator advised the Participant that it requires additional time (not to exceed ninety (90) days) to complete its redetermination of the matter.

8.2Administrative Expenses. Any administrative expenses, costs, charges, or fees, to the extent not paid by the Company are to be charged to the Participant Accounts in accordance with the Plan Record Keeper's normal procedures and in accordance with any applicable law.

8.3Amendment or Termination of the Plan. The Company may amend or terminate the Plan at any time. Upon termination, any vested Account Balance will remain in the Plan and be paid out in accordance with the Payment Term. While the Account Balance will continue to be subject to investment gains and losses, upon termination of the Plan, no further Company Contributions shall be made to the Plan. The Plan Administrator is authorized to make any amendments that are deemed necessary or desirable to comply with any applicable laws, regulations or orders or as may be advised by counsel to clarify the terms and operation of the Plan. Notwithstanding the above, no termination of the Plan shall accelerate any benefits under the Plan unless such termination is consistent with the requirements of Code §409A and any applicable regulations, with respect to when a terminated plan may accelerate payment to a Participant.

8.4Naming a Beneficiary. A Participant may at any time file a beneficiary designation with the Plan Record Keeper. Only one such beneficiary designation, the most recent received by the Plan Record Keeper, is effective at any time. No beneficiary designation is effective until it is received by the Plan Record Keeper. If a Participant fails to name a beneficiary, any benefit payable under the Plan will be paid to the Participant's estate. A Participant must name a separate beneficiary for each non-qualified plan.

8.5Funding. The Plan is intended to constitute an unfunded, nonqualified, unsecured plan of deferred compensation. Further, it is the intention of the Company that the Plan be unfunded for purposes of the Code and Title I of the Employee Retirement Income Security Act of 1974 as amended. To the extent the Company elects to place funds with a trustee to pay its future obligations under this Plan, such amounts are placed for the convenience of the Company, remain the property of the Company, and the Participant shall have no right to such funds until properly paid in accordance with the provisions of this Plan. For administrative ease and convenience, such amounts may be referred to as Participant Accounts, but as such they are a notional account only and are not the property of the Participant. The Plan constitutes a mere promise by the Company to make benefit payments in the future. Employee shall have the status of, and shall have no better status than, a general unsecured creditor of the Company. The Employee understands that the Employee must rely upon the general credit of the Company for payment of benefits under the Plan.

8.6§409A Compliance. The Plan is intended to provide for payments that are exempt from the provisions of Code §409A to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of Code §409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Code §409A. Notwithstanding the foregoing, neither the Company, nor any of the Company's directors, officers or employees shall have any liability to any person in the event Code §409A applies to any payment or right under the Plan in a manner that results in adverse tax consequences for the Participant or any of their beneficiaries or transferees. Notwithstanding any provision of the Plan to the contrary, the Company, the Board, or the Benefit Administration Committee may unilaterally amend, modify or terminate the Plan or any right hereunder if the Company, Board, or Benefit Administration Committee determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable law, as a result of changes in applicable law or regulation, or to mitigate the imposition of an additional tax, interest or penalty under Code §409A. Notwithstanding any provision of the Plan to the contrary, in no event whatsoever shall the Company, or Plan Administrator have any obligation to take any action to prevent the assessment of any taxes, interest or penalties or be liable for any additional tax, interest or penalties that may be imposed on a Participant (or payee) by reasons of Code §409A or any damages for failing to comply with Code §409A

8.7Severability. If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

IN WITNESS WHEREOF, execution is hereby affected this 21st day of December 2023.

ATTEST: CONSUMERS ENERGY COMPANY

By:	/s/ Catherine A. Hendrian	By:	/s/ Jason M. Shore
	Catherine A. Hendrian		Jason M. Shore
	SVP, People & Culture		VP Investor Relations & Treasurer